EXHIBIT 99.1
SOUTHSIDE BANCSHARES, INC.
ANNOUNCES FINANCIAL RESULTS FOR THE
THREE MONTHS ENDED MARCH 31, 2019

•	First quarter earnings per diluted common share increased 21.7% to $0.56 compared with first quarter 2018

•	First quarter net income increased 15.8% to $18.8 million compared with first quarter 2018

•	Linked quarter nonperforming assets decreased 11.2% to 0.61% of total assets for first quarter 2019

•	First quarter annualized return on average assets of 1.21%

•	First quarter annualized return on average shareholders’ equity of 10.35% and return on average tangible common equity of 15.44% (1)

•	Linked quarter noninterest-bearing deposits increased 4.4% in first quarter 2019

Tyler, Texas, (April 26, 2019) Southside Bancshares, Inc. (“Southside” or the “Company”) (NASDAQ:SBSI) today reported its financial results for the three months ended March 31, 2019. Southside reported net income of $18.8 million for the three months ended March 31, 2019, an increase of $2.6 million, or 15.8%, compared to $16.3 million for the same period in 2018. Earnings per diluted common share increased $0.10, or 21.7%, to $0.56 for the three months ended March 31, 2019, from $0.46 for the same period in 2018. The return on average shareholders’ equity for the three months ended March 31, 2019 was 10.35%, compared to 8.75% for the same period in 2018.  The return on average assets was 1.21% for the three months ended March 31, 2019, compared to 1.02% for the same period in 2018.

“The first quarter results provide an excellent start for 2019,” stated Lee R. Gibson, President and Chief Executive Officer of Southside. “First quarter earnings per share increased 21.7% and net income increased 15.8% when compared to the first quarter 2018. On a linked quarter basis nonperforming assets decreased 11.2%, to 0.61% of total assets due primarily to the sale of three nonperforming loans, which was also the primary reason for the decrease in the provision for loan losses this quarter.”

“Our tax-equivalent net interest margin on a linked quarter basis decreased from 3.21% to 3.07%, due in part to a loss on a fair value hedge interest rate swap of $0.5 million recorded in net interest income. During the last month of the quarter, as interest rates decreased, we sold a little more than $520 million of lower yielding available for sale securities at an overall net gain of $256,000. These sales were partially offset by purchases of securities during the quarter at higher yields.”
Operating Results for the Three Months Ended March 31, 2019
Net income was $18.8 million for the three months ended March 31, 2019 compared with $16.3 million for the same period in 2018, an increase of $2.6 million, or 15.8%. Net income per diluted common share was $0.56 for the three months ended March 31, 2019 compared with $0.46 for the same period in 2018, an increase of 21.7%. The increase in net income was largely driven by the decrease in provision for loan losses and noninterest expense, as well as the increase in interest income, partially offset by an increase in interest expense and income tax expense. Annualized returns on average assets and average shareholders’ equity for the three months ended March 31, 2019 were 1.21% and 10.35%, respectively.  Our efficiency ratio (FTE) was 53.66% (1) for the three months ended March 31, 2019.

(1) Refer to the “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.
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Net interest income before provision for loan losses for the three months ended March 31, 2019 was $41.1 million compared with $44.1 million during the same period in 2018, a decrease of $3.0 million, or 6.8%. Linked quarter net interest income before provision for loan losses decreased $1.3 million, or 3.0%, to $41.1 million, compared with $42.4 million during the three months ended December 31, 2018. The decrease in net interest income for both periods was due to the increase in interest expense on our interest bearing liabilities that more than offset the increase in interest income on our interest earning assets.
Our tax equivalent net interest margin was 3.07% for the three months ended March 31, 2019 compared with 3.19% for the same period in 2018 and 3.21% for the three months ended December 31, 2018. The decrease during both periods was primarily due to the higher rates paid on interest bearing liabilities.
Noninterest income was $9.5 million for the three months ended March 31, 2019, a slight decrease compared with $9.6 million for the same period in 2018. The decrease was primarily due to a decrease in deposit services income, trust income and a partial loss on a fair value hedge interest rate swap included in other noninterest income, partially offset by an increase in net gain on sale of securities. On a linked quarter basis, noninterest income decreased $0.6 million, or 5.9%, primarily due to a decrease in deposit services income and a partial loss on a fair value hedge interest rate swap during the first quarter of 2019.
Noninterest expense was $29.6 million for the three months ended March 31, 2019 compared with $31.7 million for the same period in 2018, a decrease of $2.0 million, or 6.4%. The decrease was primarily due to a decrease in salaries and employee benefits, net occupancy expense, acquisition expense and amortization expense. On a linked quarter basis, noninterest expense decreased $0.6 million, or 1.9%, compared with the three months ended December 31, 2018. This decrease primarily resulted from a decrease in net occupancy expense and other noninterest expense, partially offset by an increase in salary and employee benefits.
Income tax expense increased $1.0 million for the three months ended March 31, 2019 compared to the same period in 2018. Our effective tax rate (“ETR”) was approximately 14.3% and 11.4% for the three months ended March 31, 2019 and 2018, respectively. On a linked quarter basis, income tax expense increased $0.6 million and the ETR increased to 14.3% for the first quarter of 2019 from 12.7% for the three months ended December 31, 2018. The higher ETR for both periods was primarily due to a decrease in tax-exempt income as a percentage of pre-tax income.
Balance Sheet Data
At March 31, 2019, we had $6.22 billion in total assets compared with $6.37 billion at March 31, 2018 and $6.12 billion at December 31, 2018.
Loans at March 31, 2019 were $3.305 billion, a decrease of $4.5 million, or 0.1%, compared with $3.310 billion at March 31, 2018. Linked quarter loans decreased $7.7 million, or 0.2%, from $3.313 billion at December 31, 2018. The linked quarter net decrease in our loans consisted of decreases of $89.7 million of commercial real estate loans, $10.3 million of municipal loans, $8.3 million of 1-4 family residential loans, and $6.3 million of loans to individuals, partially offset by increases of $95.7 million of construction loans and $11.3 million of commercial loans.
Securities at March 31, 2019 were $2.02 billion, a decrease of $203.7 million, or 9.1%, compared with $2.23 billion at March 31, 2018. Linked quarter securities decreased $128.7 million, or 6.0%, from $2.15 billion at December 31, 2018.
Deposits at March 31, 2019 were $4.57 billion, a decrease of $74.0 million, or 1.6%, compared with $4.64 billion at March 31, 2018 due to a decrease in public fund deposits that more than offset an increase in brokered deposits. Linked quarter deposits increased $142.9 million, or 3.2%, from $4.43 billion at December 31, 2018 primarily due to an increase in brokered deposits.
Asset Quality
Nonperforming assets decreased during the three months ended March 31, 2019 by $4.8 million, or 11.2%, to $38.1 million, or 0.61% of total assets, compared to $42.9 million, or 0.70% of total assets at December 31, 2018. During the three months ended March 31, 2019, our nonaccrual loans decreased $18.1 million primarily due to the sale of three commercial real estate loans of approximately $16.7 million. Our accruing loans past due more than 90 days increased $7.9 million, consisting of one commercial real estate loan relationship that subsequently paid off in full on April 15, 2019. Additionally, our restructured loans increased $5.6 million primarily due to the renegotiation of a commercial real estate loan.
During the three months ended March 31, 2019, the allowance for loan losses decreased by $2.9 million, or 10.6%, to $24.2 million, or 0.73% of total loans, compared to $27.0 million, or 0.82%, of total loans at December 31, 2018. The decrease in the allowance was primarily the result of $1.2 million in charge-offs associated with three nonaccrual loans sold during the first quarter of 2019 that were previously in nonaccrual status and a partial reversal of provision associated with these loans in the first quarter.

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For the three months ended March 31, 2019, we reversed provision for loan losses of $0.9 million compared with a $3.7 million provision expense for the three months ended March 31, 2018 and a $2.4 million provision expense for the three months ended December 31, 2018.
Net charge-offs were $1.9 million for the three months ended March 31, 2019 compared with $0.3 million for the three months ended March 31, 2018 and $1.5 million for the three months ended December 31, 2018. Net charge-offs for the first quarter of 2019 were primarily related to three nonaccrual commercial real estate loans sold during the first quarter.
Dividend
Southside Bancshares, Inc. declared a first quarter cash dividend of $0.30 per share on February 7, 2019, which was paid on March 7, 2019, to all shareholders of record as of February 21, 2019.

Conference Call
Southside's management team will host a conference call to discuss its first quarter ended March 31, 2019 financial results on Friday, April 26, 2019 at 9:00 a.m. CDT.  The call can be accessed by dialing 844-775-2540 and by identifying the conference ID number 1357433 or by identifying “Southside Bancshares, Inc., First Quarter 2019 Earnings Call.”  To listen to the call via webcast, register at http://investors.southside.com.
For those unable to listen to the conference call live, a recording will be available from approximately 12:00 p.m. CDT April 26, 2019 through May 8, 2019 by accessing the company website, http://investors.southside.com.

Non-GAAP Financial Measures
Our accounting and reporting policies conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of our performance. These include the following fully taxable-equivalent measures (“FTE”): (i) Net interest income (FTE), (ii) Net interest margin (FTE), (iii) Net interest spread (FTE), and (iv) Efficiency ratio (FTE), which include the effects of taxable-equivalent adjustments using a federal income tax rate of 21% for the three months ended March 31, 2019 and 2018 to increase tax-exempt interest income to a tax-equivalent basis. Interest income earned on certain assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments.
Net interest income (FTE), Net interest margin (FTE) and Net interest spread (FTE). Net interest income (FTE) is a non-GAAP measure that adjusts for the tax-favored status of net interest income from certain loans and investments. We believe this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. The most directly comparable financial measure calculated in accordance with GAAP is our net interest income. Net interest margin (FTE) is the ratio of net interest income (FTE) to average earning assets. The most directly comparable financial measure calculated in accordance with GAAP is our net interest margin. Net interest spread (FTE) is the difference in the average yield on average earning assets on a tax-equivalent basis and the average rate paid on average interest bearing liabilities. The most directly comparable financial measure calculated in accordance with GAAP is our net interest spread.
Efficiency ratio (FTE).  The efficiency ratio (FTE) is a non-GAAP measure that provides a measure of productivity in the banking industry. This ratio is calculated to measure the cost of generating one dollar of revenue. The ratio is designed to reflect the percentage of one dollar which must be expended to generate that dollar of revenue. We calculate this ratio by dividing noninterest expense, excluding amortization expense on intangibles and certain nonrecurring expense by the sum of net interest income (FTE) and noninterest income, excluding net gain (loss) on sale of securities available for sale and certain nonrecurring impairments. The most directly comparable financial measure calculated in accordance with GAAP is our efficiency ratio.
These non-GAAP financial measures should not be considered alternatives to GAAP-basis financial statements and other bank holding companies may define or calculate these non-GAAP measures or similar measures differently. Whenever we present a non-GAAP financial measure in an SEC filing, we are also required to present the most directly comparable financial measure calculated and presented in accordance with GAAP and reconcile the differences between the non-GAAP financial measure and such comparable GAAP measure.
Management believes adjusting net interest income, net interest margin and net interest spread to a fully taxable-equivalent basis is a standard practice in the banking industry as these measures provide useful information to make peer comparisons. Tax-equivalent adjustments are reported in the respective earning asset categories as listed in the “Average Balances with Average Yields and Rates” tables.

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A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About Southside Bancshares, Inc.
Southside Bancshares, Inc. is a bank holding company with approximately $6.22 billion in assets as of March 31, 2019, that owns 100% of Southside Bank.  Southside Bank currently has 59 branches in Texas and operates a network of 81 ATMs/ITMs.
To learn more about Southside Bancshares, Inc., please visit our investor relations website at www.southside.com/about/investor-relations.  Our investor relations site provides a detailed overview of our activities, financial information and historical stock price data.  To receive e-mail notification of company news, events and stock activity, please register on the E-mail Notification portion of the website.  Questions or comments may be directed to Lindsey Bibby at (903) 630-7965, or lindsey.bibby@southside.com.

Forward-Looking Statements
Certain statements of other than historical fact that are contained in this document and in other written material, press releases and oral statements issued by or on behalf of the Company may be considered to be “forward-looking statements” within the meaning of and subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  These statements may include words such as “expect,” “estimate,” “project,” “anticipate,” “appear,” “believe,” “could,” “should,” “may,” “likely,” “intend,” “probability,” “risk,” “target,” “objective,” “plans,” “potential,” and similar expressions.  Forward-looking statements are statements with respect to the Company’s beliefs, plans, expectations, objectives, goals, anticipations, assumptions and estimates about the Company's future performance and are subject to significant known and unknown risks and uncertainties, which could cause the Company's actual results to differ materially from the results discussed in the forward-looking statements.  For example, discussions about trends in asset quality, capital, liquidity, the pace of loan and revenue growth, the Company's ability to sell nonperforming assets, expense reductions, planned operational efficiencies, earnings, successful integration of completed acquisitions and certain market risk disclosures, including the impact of interest rates, tax reform and other economic factors, are based upon information presently available to management and are dependent on choices about key model characteristics and assumptions and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future.
Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, under “Part I - Item 1. Forward Looking Information” and "Part I - Item 1A. Risk Factors" and in the Company’s other filings with the Securities and Exchange Commission.  The Company disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Southside Bancshares, Inc.
Consolidated Financial Summary (Unaudited)
(Dollars in thousands)

	As of
	2019	2018
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
ASSETS
Cash and due from banks	$81,981	$87,375	$85,103	$78,534	$65,480
Interest earning deposits	184,612	23,884	70,685	138,685	183,241
Federal funds sold	3,350	9,460	18,284	14,850	14,090
Securities available for sale, at estimated fair value	1,876,255	1,989,436	1,939,277	2,037,994	2,062,539
Securities held to maturity, at carrying value	147,431	162,931	163,365	164,276	164,847
Total securities	2,023,686	2,152,367	2,102,642	2,202,270	2,227,386
Federal Home Loan Bank stock, at cost	35,269	32,583	32,291	42,994	42,676
Loans held for sale	384	601	954	4,566	2,003
Loans	3,305,110	3,312,799	3,274,524	3,270,883	3,309,627
Less: Allowance for loan losses	(24,155)	(27,019)	(26,092)	(25,072)	(24,220)
Net loans	3,280,955	3,285,780	3,248,432	3,245,811	3,285,407
Premises & equipment, net	138,290	135,972	133,939	132,578	131,625
Goodwill	201,116	201,116	201,116	201,246	201,246
Other intangible assets, net	16,600	17,779	19,009	20,287	21,615
Bank owned life insurance	98,704	98,160	97,611	97,059	100,963
Other assets	152,249	78,417	95,288	71,293	97,465
Total assets	$6,217,196	$6,123,494	$6,105,354	$6,250,173	$6,373,197

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest bearing deposits	$1,038,116	$994,680	$1,033,572	$1,038,907	$1,055,423
Interest bearing deposits	3,529,777	3,430,350	3,519,940	3,469,834	3,586,474
Total deposits	4,567,893	4,425,030	4,553,512	4,508,741	4,641,897
Other borrowings	628,498	755,875	570,242	784,754	779,990
Subordinated notes, net of unamortized debt issuance costs	98,448	98,407	98,366	98,326	98,286
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,247	60,246	60,244	60,243	60,242
Other liabilities	104,077	52,645	70,484	46,299	46,386
Total liabilities	5,459,163	5,392,203	5,352,848	5,498,363	5,626,801
Shareholders' equity	758,033	731,291	752,506	751,810	746,396
Total liabilities and shareholders' equity	$6,217,196	$6,123,494	$6,105,354	$6,250,173	$6,373,197

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Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars and share amounts in thousands, except per share data)

	At or For the Three Months Ended
	2019	2018
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
Income Statement:
Total interest income	$59,027	$58,022	$57,152	$56,797	$57,194
Total interest expense	17,902	15,612	14,742	13,686	13,061
Net interest income	41,125	42,410	42,410	43,111	44,133
Provision for loan losses	(918)	2,446	975	1,281	3,735
Net interest income after provision for loan losses	42,043	39,964	41,435	41,830	40,398
Noninterest income
Deposit services	5,986	6,325	6,317	6,261	6,179
Net gain (loss) on sale of securities available for sale	256	61	(741)	(332)	(827)
Gain on sale of loans	93	101	303	173	115
Trust income	1,541	1,573	1,568	1,931	1,760
Bank owned life insurance income	544	554	552	1,185	632
Brokerage services	517	499	532	506	450
Other	601	1,021	1,491	1,283	1,301
Total noninterest income	9,538	10,134	10,022	11,007	9,610
Noninterest expense
Salaries and employee benefits	18,046	17,823	17,628	16,633	18,559
Net occupancy expense	3,175	3,475	3,396	3,360	3,583
Acquisition expense	—	118	437	1,026	832
Advertising, travel & entertainment	847	786	648	775	685
ATM expense	180	250	251	243	346
Professional fees	1,314	1,189	824	952	1,070
Software and data processing expense	1,076	1,057	977	939	1,023
Telephone and communications	487	477	354	478	538
FDIC insurance	422	455	435	484	497
Amortization expense on intangibles	1,179	1,228	1,279	1,328	1,378
Other	2,901	3,338	2,733	3,056	3,156
Total noninterest expense	29,627	30,196	28,962	29,274	31,667
Income before income tax expense	21,954	19,902	22,495	23,563	18,341
Income tax expense	3,137	2,521	2,192	3,360	2,090
Net income	$18,817	$17,381	$20,303	$20,203	$16,251

Common share data:
Weighted-average basic shares outstanding	33,697	34,611	35,114	35,062	35,022
Weighted-average diluted shares outstanding	33,846	34,748	35,288	35,233	35,200
Common shares outstanding end of period	33,718	33,725	35,160	35,084	35,053
Net income per common share
Basic	$0.56	$0.50	$0.58	$0.58	$0.46
Diluted	0.56	0.50	0.58	0.57	0.46
Book value per common share	22.48	21.68	21.40	21.43	21.29
Tangible book value per common share (1)	16.02	15.19	15.14	15.11	14.94
Cash dividends paid per common share	0.30	0.32	0.30	0.30	0.28

Selected Performance Ratios:
Return on average assets	1.21%	1.14%	1.30%	1.30%	1.02%
Return on average shareholders’ equity	10.35	9.30	10.61	10.79	8.75
Return on average tangible common equity (1)	15.44	13.95	15.70	16.13	13.28
Average yield on earning assets (FTE) (1)	4.33	4.32	4.18	4.15	4.09
Average rate on interest bearing liabilities	1.62	1.46	1.36	1.25	1.14
Net interest spread (FTE) (1)	2.71	2.86	2.82	2.90	2.95
Net interest margin (FTE) (1)	3.07	3.21	3.14	3.19	3.19
Average earning assets to average interest bearing liabilities	127.70	131.07	131.12	130.22	127.29
Noninterest expense to average total assets	1.91	1.98	1.86	1.89	1.99
Efficiency ratio (FTE) (1)	53.66	52.18	48.91	47.56	51.28

(1)
Refer to the “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.

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Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars in thousands)

	Three Months Ended
	2019	2018
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
Nonperforming assets:	$38,111	$42,906	$39,638	$42,423	$42,444
Nonaccrual loans (1)	17,691	35,770	32,526	35,351	34,545
Accruing loans past due more than 90 days (1)(2)	7,927	—	—	7	4
Restructured loans (3)	11,490	5,930	5,699	5,860	5,839
Other real estate owned	978	1,206	1,413	1,137	2,014
Repossessed assets	25	—	—	68	42

Asset Quality Ratios:
Nonaccruing loans to total loans	0.54%	1.08%	0.99%	1.08%	1.04%
Allowance for loan losses to nonaccruing loans	136.54	75.54	80.22	70.92	70.11
Allowance for loan losses to nonperforming assets	63.38	62.97	65.83	59.10	57.06
Allowance for loan losses to total loans	0.73	0.82	0.80	0.77	0.73
Nonperforming assets to total assets	0.61	0.70	0.65	0.68	0.67
Net charge-offs (recoveries) to average loans	0.24	0.18	(0.01)	0.05	0.04

Capital Ratios:
Shareholders’ equity to total assets	12.19	11.94	12.33	12.03	11.71
Common equity tier 1 capital	14.38	14.77	15.90	15.49	14.76
Tier 1 risk-based capital	15.88	16.29	17.43	17.02	16.26
Total risk-based capital	19.06	19.59	20.75	20.31	19.45
Tier 1 leverage capital	10.18	10.64	11.06	10.76	10.17
Period end tangible equity to period end tangible assets (4)	9.01	8.68	9.05	8.80	8.51
Average shareholders’ equity to average total assets	11.70	12.23	12.28	12.06	11.69

(1)	Excludes purchased credit impaired ("PCI") loans measured at fair value at acquisition if the timing and amount of cash flows expected to be collected from those sales can be reasonably estimated.

(2)	The loan relationship at March 31, 2019 paid off in full on April 15, 2019.

(3)
Includes $0.7 million, $3.1 million, $3.2 million, $2.9 million and $2.9 million in PCI loans restructured as of March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018, and March 31, 2018, respectively.

(4)
Refer to the “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.

Loan Portfolio Composition
The following table sets forth loan totals by category for the periods presented (in thousands):

	Three Months Ended
	2019	2018
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
Real Estate Loans:
Construction	$603,411	$507,732	$484,254	$487,286	$474,791
1-4 Family Residential	786,198	794,499	791,274	791,359	797,088
Commercial	1,104,378	1,194,118	1,218,714	1,245,936	1,285,591
Commercial Loans	367,995	356,649	322,873	282,723	281,901
Municipal Loans	343,026	353,370	344,792	345,595	342,404
Loans to Individuals	100,102	106,431	112,617	117,984	127,852
Total Loans	$3,305,110	$3,312,799	$3,274,524	$3,270,883	$3,309,627

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Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Annualized) (Unaudited)
(Dollars in thousands)

The tables that follow show average earning assets and interest bearing liabilities together with the average yield on the earning assets and the average rate of the interest bearing liabilities for the periods presented. The interest and related yields presented are on a fully taxable-equivalent basis and are therefore non-GAAP measures. See “Non-GAAP Financial Measures” and “Non-GAAP Reconciliation” for more information.

	Three Months Ended
	March 31, 2019			December 31, 2018
	Avg Balance	Interest	Avg Yield/Rate	Avg Balance	Interest	Avg Yield/Rate
ASSETS
Loans (1)	$3,296,665	$42,210	5.19%	$3,289,840	$41,320	4.98%
Loans held for sale	611	7	4.65%	633	8	5.01%
Securities:
Investment securities (taxable) (2)	3,000	28	3.79%	13,066	103	3.13%
Investment securities (tax-exempt) (2)	659,187	5,732	3.53%	722,162	7,828	4.30%
Mortgage-backed and related securities (2)	1,647,564	12,474	3.07%	1,434,982	10,394	2.87%
Total securities	2,309,751	18,234	3.20%	2,170,210	18,325	3.35%
FHLB stock, at cost, and equity investments	53,764	355	2.68%	44,304	393	3.52%
Interest earning deposits	64,690	386	2.42%	36,098	411	4.52%
Federal funds sold	7,635	47	2.50%	16,967	97	2.27%
Total earning assets	5,733,116	61,239	4.33%	5,558,052	60,554	4.32%
Cash and due from banks	83,147			79,544
Accrued interest and other assets	513,738			452,257
Less: Allowance for loan losses	(27,060)			(26,231)
Total assets	$6,302,941			$6,063,622
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings deposits	$360,664	258	0.29%	$361,407	257	0.28%
Time deposits	1,154,203	5,697	2.00%	1,123,101	5,170	1.83%
Interest bearing demand deposits	1,982,891	5,286	1.08%	1,968,786	4,908	0.99%
Total interest bearing deposits	3,497,758	11,241	1.30%	3,453,294	10,335	1.19%
FHLB borrowings	816,389	4,457	2.21%	612,134	3,066	1.99%
Subordinated notes, net of unamortized debt issuance costs	98,428	1,400	5.77%	98,385	1,431	5.77%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,246	729	4.91%	60,245	699	4.60%
Other borrowings	16,788	75	1.81%	16,405	81	1.96%
Total interest bearing liabilities	4,489,609	17,902	1.62%	4,240,463	15,612	1.46%
Noninterest bearing deposits	986,343			1,034,556
Accrued expenses and other liabilities	89,768			47,234
Total liabilities	5,565,720			5,322,253
Shareholders’ equity	737,221			741,369
Total liabilities and shareholders’ equity	$6,302,941			$6,063,622
Net interest income (FTE)		$43,337			$44,942
Net interest margin (FTE)			3.07%			3.21%
Net interest spread (FTE)			2.71%			2.86%

(1)	Interest on loans includes net fees on loans that are not material in amount.

(2)	For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of March 31, 2019 and December 31, 2018, loans totaling $17.7 million and $35.8 million, respectively, were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

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Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Annualized) (Unaudited)
(Dollars in thousands)

	Three Months Ended
	September 30, 2018			June 30, 2018
	Avg Balance	Interest	Avg Yield/Rate	Avg Balance	Interest	Avg Yield/Rate
ASSETS
Loans (1)	$3,286,664	$40,396	4.88%	$3,285,756	$39,865	4.87%
Loans held for sale	1,841	25	5.39%	1,794	19	4.25%
Securities:
Investment securities (taxable) (2)	4,285	36	3.33%	6,891	51	2.97%
Investment securities (tax-exempt) (2)	795,397	8,132	4.06%	802,611	8,004	4.00%
Mortgage-backed and related securities (2)	1,418,114	10,086	2.82%	1,439,810	10,210	2.84%
Total securities	2,217,796	18,254	3.27%	2,249,312	18,265	3.26%
FHLB stock, at cost, and equity investments	54,216	377	2.76%	54,729	411	3.01%
Interest earning deposits	77,977	414	2.11%	92,291	400	1.74%
Federal funds sold	16,072	77	1.90%	16,251	71	1.75%
Total earning assets	5,654,566	59,543	4.18%	5,700,133	59,031	4.15%
Cash and due from banks	78,623			75,560
Accrued interest and other assets	477,737			473,142
Less: Allowance for loan losses	(25,646)			(24,558)
Total assets	$6,185,280			$6,224,277
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings deposits	$362,405	258	0.28%	$360,340	208	0.23%
Time deposits	1,173,672	4,744	1.60%	1,175,230	4,303	1.47%
Interest bearing demand deposits	1,953,904	4,495	0.91%	1,981,427	4,070	0.82%
Total interest bearing deposits	3,489,981	9,497	1.08%	3,516,997	8,581	0.98%
FHLB borrowings	654,153	3,108	1.88%	692,386	3,007	1.74%
Subordinated notes, net of unamortized debt issuance costs	98,346	1,423	5.74%	98,306	1,407	5.74%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,244	684	4.50%	60,243	658	4.38%
Other borrowings	9,651	30	1.23%	9,283	33	1.43%
Total interest bearing liabilities	4,312,375	14,742	1.36%	4,377,215	13,686	1.25%
Noninterest bearing deposits	1,064,797			1,045,298
Accrued expenses and other liabilities	48,699			50,843
Total liabilities	5,425,871			5,473,356
Shareholders’ equity	759,409			750,921
Total liabilities and shareholders’ equity	$6,185,280			$6,224,277
Net interest income (FTE)		$44,801			$45,345
Net interest margin (FTE)			3.14%			3.19%
Net interest spread (FTE)			2.82%			2.90%

(1)	Interest on loans includes net fees on loans that are not material in amount.

(2)	For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of September 30, 2018 and June 30, 2018, loans totaling $32.5 million and $35.4 million, respectively, were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

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Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Annualized) (Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2018
	Avg Balance	Interest	Avg Yield/Rate
ASSETS
Loans (1)	$3,300,506	$39,401	4.84%
Loans held for sale	1,543	11	2.89%
Securities:
Investment securities (taxable) (2)	39,332	227	2.34%
Investment securities (tax-exempt) (2)	805,091	8,000	4.03%
Mortgage-backed and related securities (2)	1,557,140	10,894	2.84%
Total securities	2,401,563	19,121	3.23%
FHLB stock, at cost, and equity investments	67,000	414	2.51%
Interest earning deposits	107,488	399	1.51%
Federal funds sold	13,252	49	1.50%
Total earning assets	5,891,352	59,395	4.09%
Cash and due from banks	78,031
Accrued interest and other assets	493,974
Less: Allowance for loan losses	(21,005)
Total assets	$6,442,352
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings deposits	$353,770	184	0.21%
Time deposits	1,170,024	3,895	1.35%
Interest bearing demand deposits	2,009,154	3,372	0.68%
Total interest bearing deposits	3,532,948	7,451	0.86%
FHLB borrowings	928,677	3,632	1.59%
Subordinated notes, net of unamortized debt issuance costs	98,267	1,398	5.77%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,241	569	3.83%
Other borrowings	8,103	11	0.55%
Total interest bearing liabilities	4,628,236	13,061	1.14%
Noninterest bearing deposits	1,016,707
Accrued expenses and other liabilities	44,015
Total liabilities	5,688,958
Shareholders’ equity	753,394
Total liabilities and shareholders’ equity	$6,442,352
Net interest income (FTE)		$46,334
Net interest margin (FTE)			3.19%
Net interest spread (FTE)			2.95%

(1)	Interest on loans includes net fees on loans that are not material in amount.

(2)	For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of March 31, 2018, loans totaling $34.5 million were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

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Southside Bancshares, Inc.
Non-GAAP Reconciliation (Unaudited)
(Dollars and shares in thousands, except per share data)

In the following tables we present the reconciliation of return on average common equity to return on average tangible common equity, book value per share to tangible book value per share, net interest income to net interest income adjusted to a fully taxable-equivalent basis assuming a 21% marginal tax rate for interest earned on tax-exempt assets such as municipal loans and investment securities, along with the calculation of total revenue, adjusted noninterest expense, efficiency ratio (FTE), net interest margin (FTE) and net interest spread (FTE) for the applicable periods presented.

	Three Months Ended
	2019		2018
	Mar. 31,		Dec. 31,	Sept. 30,	June 30,	Mar. 31,
Reconciliation of return on average common equity to return on average tangible common equity:
Net Income	$18,817		$17,381	$20,303	$20,203	$16,251
After-tax amortization expense	931		970	1,010	1,049	1,089
Adjusted net income available to common shareholders	$19,748		$18,351	$21,313	$21,252	$17,340

Average shareholders' equity	$737,221		$741,369	$759,409	$750,921	$753,394
Less: Average intangibles for the period	(218,438)		(219,645)	(220,956)	(222,342)	(223,708)
Average tangible shareholders' equity	$518,783		$521,724	$538,453	$528,579	$529,686

Return on average tangible common equity	15.44%		13.95%	15.70%	16.13%	13.28%

Reconciliation of book value per share to tangible book value per share:
Common equity at end of period	$758,033		$731,291	$752,506	$751,810	$746,396
Less: Intangible assets at end of period	(217,716)	—	(218,895)	(220,125)	(221,533)	(222,861)
Tangible common shareholders' equity at end of period	$540,317		$512,396	$532,381	$530,277	$523,535

Total assets at end of period	$6,217,196		$6,123,494	$6,105,354	$6,250,173	$6,373,197
Less: Intangible assets at end of period	(217,716)		(218,895)	(220,125)	(221,533)	(222,861)
Tangible assets at end of period	$5,999,480		$5,904,599	$5,885,229	$6,028,640	$6,150,336

Period end tangible equity to period end tangible assets	9.01%		8.68%	9.05%	8.80%	8.51%

Common shares outstanding end of period	33,718		33,725	35,160	35,084	35,053
Tangible book value per common share	$16.02		$15.19	$15.14	$15.11	$14.94

Reconciliation of efficiency ratio to efficiency ratio (FTE), net interest margin to net interest margin (FTE) and net interest spread to net interest spread (FTE):
Net interest income (GAAP)	$41,125		$42,410	$42,410	$43,111	$44,133
Tax equivalent adjustments:
Loans	598		599	590	583	582
Investment securities (tax-exempt)	1,614		1,933	1,801	1,651	1,619
Net interest income (FTE) (1)	43,337		44,942	44,801	45,345	46,334
Noninterest income	9,538		10,134	10,022	11,007	9,610
Nonrecurring income (2)	171		(66)	741	(304)	827
Total revenue	$53,046		$55,010	$55,564	$56,048	$56,771

Noninterest expense	$29,627		$30,196	$28,962	$29,274	$31,667
Pre-tax amortization expense	(1,179)		(1,228)	(1,279)	(1,328)	(1,378)
Nonrecurring expense (3)	18		(264)	(507)	(1,287)	(1,178)
Adjusted noninterest expense	$28,466		$28,704	$27,176	$26,659	$29,111

Efficiency ratio	56.00%		54.70%	51.11%	49.54%	53.35%
Efficiency ratio (FTE) (1)	53.66%		52.18%	48.91%	47.56%	51.28%

Average earning assets	$5,733,116		$5,558,052	$5,654,566	$5,700,133	$5,891,352

Net interest margin	2.91%		3.03%	2.98%	3.03%	3.04%
Net interest margin (FTE) (1)	3.07%		3.21%	3.14%	3.19%	3.19%

Net interest spread	2.56%		2.68%	2.65%	2.75%	2.80%
Net interest spread (FTE) (1)	2.71%		2.86%	2.82%	2.90%	2.95%

(1)	These amounts are presented on a fully taxable-equivalent basis and are non-GAAP measures.

(2)
These adjustments may include net gain and loss on sale of securities available for sale, loss on fair value hedge, other-than-temporary impairment charges and additional bank owned life insurance income realized as a result of the death benefits for a retired covered officer, in the periods where applicable.

(3)	These adjustments may include acquisition expenses, foreclosure expenses and branch closure expenses, in the periods where applicable.

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